UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 12, 2020

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

Surna Inc. (the “Company”) will be relying on the Securities and Exchange Commission’s order under Section 36 of the Securities Exchange Act of 1934, as amended, Granting Exemptions from Specified Provisions of the Exchange Act and Certain Rules Thereunder, dated March 4, 2020 (Release No. 34-88318 (as modified on March 25, 2020, by Release No. 34-88465, collectively the “Order”) to delay the filing of its Quarterly Report on Form 10-Q for the first fiscal quarter of fiscal year 2020, due to circumstances related to the coronavirus disease 2019 (Covid-19). In particular, Covid-19 has caused disruptions in the Company’s day-to-day operations, including (i) restricting access of Company staff to the Company facilities where records are maintained, (ii) reducing the ability of Company staff to carry out certain accounting functions and then preparing the Company financial report, and (iii) impeding the Company staff from effectively working with certain of its external accounting professionals. Overall, the Company has experienced significant delays and disruptions in its preparation of the Form 10-Q report. The Company currently anticipates filing its form 10-Q report on or before June 29, 2020 (the date that is 45 days from the original filing deadline of May 15, 2020 for the 10Q report).

Risk Factors Related to Covid-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported in Wuhan, China. The World Health Organization has declared COVID-19 to constitute a “Public Health Emergency of International Concern.” Many governments have implemented stay in place orders and many governments and businesses have limited non-essential work activity, furloughed and/or terminated many employees and closed some operations and/or locations, all of which has had a negative impact on the economic environment.

As a result of the above described actions, the Company has experienced delays on certain outstanding contracts and a decline in revenue since early March 2020. The duration and extent of these declines remains uncertain. The Company expects that its 2020 financial results and operations will be adversely impacted by the stay in place actions, which has reduced economic activity in its principal markets. To the extent that the Company relies on third-party suppliers, similarly impacted, it may have difficulty in recommencing contract fulfillment in a timely and efficient manner. The extent of the impact on the Company’s operational and financial performance will depend on the Company’s willingness and ability to take cost reduction measures, fully recommence its operations, and secure new contracts, as well as future developments in the overall economy, including the duration of the outbreak and the extent and effectiveness of containment actions taken, all of which are highly uncertain and cannot be predicted at this time.

Company operations may also be impacted by new work-related requirements, such as various forms of social distancing. These rules may make it more complicated and expensive to obtain and fulfill contracts, carry out marketing efforts and ultimately to run the Company. The Company is currently operating in compliance with mandated workplace rules, but these could change and become a greater impediment to successful operations.

The Company has limited cash resources, and it is dependent on continuing to service current contracts and to secure new contracts. The Company does not have any identified sources of funding its operations on a going forward basis at this time. Given the uncertainty of activity in its market place, its continuing operating expenses, and the ability of its customers to secure financing and willingness to continue and enter into new contracts, no assurance can be given that once the Covid-19 restrictions are eased or lifted, that the Company will return to its prior level of contract activity and revenues.

The overall ability of the Company to continue as a going concern is and will be impacted by the uncertainty surrounding COVID-19. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern unless it is able to find new capital, or it finds new sales opportunities and secures new contracts so as to achieve sustainable operating revenues and profitability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2020	SURNA INC.

	By	/S/ Anthony K. McDonald
Anthony K. McDonald
President and Chief Executive Officer